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                                                                    EXHIBIT 19


                              CBI INDUSTRIES, INC.

           SUPPLEMENTAL SURVIVORS' BENEFIT, EXECUTIVE LIFE INSURANCE
                         AND BENEFIT RESTORATION TRUST


                 This amended and restated Trust Agreement (herein "Trust Agreement") entered into as of this 30th day of November, 1992 at Wheaton, Illinois between CBI INDUSTRIES, INC., a Delaware corporation (herein "CBI"), and the GARY-WHEATON BANK, N.A., a national banking association, as trustee (herein "Trustee") WITNESSETH:

                 WHEREAS, CBI has adopted the CBI Benefit Restoration Plan (herein the "Restoration Plan") as an excess benefit plan within the meaning of
Section 3(36) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is "unfunded" (within the meaning of Section 4(b)(5) of ERISA), to provide certain employees of CBI and its subsidiaries and affiliates (herein the "Participants") with the benefits they would otherwise accrue under the CBI Pension Plan, the CBI 401(k) Pay Deferral Plan, the CBI Salaried Employee Stock Ownership Plan (1987) or any other tax-qualified employee benefit plan sponsored by CBI or an affiliate (together referred to herein as the "Underlying Plans") but for Section 415 of the Internal Revenue Code of 1986 (herein the Code); and

                 WHEREAS, CBI and its wholly-owned subsidiary, Liquid Carbonic Industries Corporation, a Delaware corporation (herein "Liquid"), have entered into certain supplemental survivors' benefit agreements (herein the "Survivors' Agreements") with certain employees of CBI and its subsidiaries and affiliates (herein also "Participants") providing certain benefits to the survivors of such employees as designated in or pursuant to their Survivors' Agreements (herein their "Beneficiaries"); and

                 WHEREAS, CBI has adopted the CBI Executive Life Insurance Plan (herein the "Insurance Plan") effective December 1, 1992, as an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, pursuant to which CBI has entered into certain Plan Participation Forms, (herein "Insurance Agreements") with selected key executives of CBI and its subsidiaries and affiliates (herein also "Participants") in which CBI has agreed to contribute to the cost of providing certain life insurance benefits as described in the Insurance Plan to such Participants, or their designees (herein "Designees") and beneficiaries (herein "Beneficiaries"), with the payment of

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premiums for life insurance policies to be issued pursuant to the Insurance Plan and the death benefit guarantees set forth in said Plan to be an obligation of the trust maintained under this Trust Agreement as provided in the Insurance Plan; and

                 WHEREAS, Pursuant to the Insurance Plan the Trustee shall hold certain rights and interests in the insurance policies to be issued to Participants or their Designees, said interests to be documented in an assignment form executed between the Trustee and each Participant or Designee (herein the "Assignment"); and

                 WHEREAS, the Insurance Agreements entered into between CBI and the Participants further provide that, except as otherwise provided in the Insurance Plan, in the event a life insurance policy is issued on the life of a Participant under the Insurance Plan, the Participant relinquishes any and all rights that he or she may have pursuant to any prior Survivor's Agreement between the Participant and CBI; and

                 WHEREAS, CBI has entered into certain agreements (herein "Service Agreements") with certain officers of CBI regarding the granting of past service with another employer for the payment of pension benefits directly by CBI and not the CBI Pension Plan, which benefits shall also be considered "excess benefits" for the purposes herein, including agreements with J.E. Jones, G.L. Schueppert and any other officer whose name may be certified in writing to the Trustee; and

                 WHEREAS, Liquid has entered into certain agreements (herein "Retirement Agreements") with certain of its employees (herein also "Participants") for the direct payment by Liquid of certain supplements and/or post-retirement increases to the pension benefits payable to such employees from the CBI Pension Plan or any other tax-qualified pension plan sponsored by CBI or Liquid; and

                 WHEREAS, the Survivors' Agreements, Insurance Agreements, Service Agreements and Retirement Agreements are hereinafter referred to collectively as "the Agreements"; and

                 WHEREAS, CBI and the Trustee previously established on October 3, 1986, the "CBI Industries, Inc. Supplemental Survivors' Benefit Trust" (herein the "Survivors' Trust") and the "CBI


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Industries, Inc. Benefit Restoration Trust" (herein the "Restoration Trust"), and entered into a First Amendment to the latter on November 3, 1986; and

                 WHEREAS, CBI and the Trustee then previously established on February 8, 1988 the "CBI Industries, Inc. Supplemental Survivors' Benefit and Benefit Restoration Trust", which continued, merged and consolidated the Survivors' Trust and the Restoration Trust into one trust for simplicity, efficiency and cost of administration, as well as the commonality of purpose of the two trusts, to the benefit of CBI, the Trustees and the trust beneficiaries herein; and

                 WHEREAS, CBI desires to amend, restate and continue the trust established under this Trust Agreement for the purpose of segregating on its books certain insurance policies, Assignments and other assets that shall be held therein, subject to the rights and claims of CBI's general creditors in the event of Insolvency (as defined in Section 2.3, below), until paid as benefits or insurance premiums to or for the benefit of Participants and their Designees and Beneficiaries in such manner and at such times as specified under the Restoration Plan, the Insurance Plan and the Agreements; of appointing the Trustee to hold custody of such policies, Assignments and other assets; and of facilitating payment of such benefits and insurance premiums and the exercise of rights under the Assignments by the Trustee as agent of CBI; and

                 WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Restoration Plan, the Insurance Plan and the Agreements as unfunded plans maintained for the purpose of providing deferred compensation or welfare benefits for a select group of management or highly compensated employees for purposes of Title I of the ERISA; and

                 WHEREAS, CBI desires to rename this Trust the "CBI Industries, Inc. Supplemental Survivors' Benefit, Executive Life Insurance and Benefit Restoration Trust";

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained it is hereby agreed as follows:


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                 ARTICLE 1:  TRUST, AGREEMENTS AND TRUST FUND

                 1.1 TRUST. CBI and the Trustee have established the Trust evidenced hereby ("Trust") to facilitate the operation of the Restoration Plan, Insurance Plan, the Survivors' Agreements, Insurance Agreements, Service Agreements and Retirement Agreements (collectively herein, the "Plans") which are maintained by CBI or its affiliates primarily for the purpose of providing benefits to a select group of management or highly compensated employees.

                 1.2 TRUST FUND. CBI has deposited with the Trustee to comprise the fund (the "Trust Fund") under this Trust certain life insurance policies on the lives of Participants, of which CBI or Liquid is the owner and beneficiary, and certain other assets. CBI has also deposited with the Trustee for execution and holding by the Trustee as part of the Trust Fund, certain Assignments setting forth the specific rights and interests of the Trustee in the insurance policies to be issued to Participants under the Insurance Plan. CBI shall from time to time deposit with the Trustee such additional life insurance policies, Assignments or other assets to form part of the Trust Fund as the Trustee in its sole discretion reasonably exercised determines is necessary or appropriate to enable the Trustee to carry out all of its present and future obligations under this Trust Agreement on behalf of CBI with respect to the Plans, and may from time to time deposit with the Trustee as it desires such further life insurance policies, Assignments or other assets to form part of the Trust Fund. The Trustee shall, by itself or in consultation with CBI, re-evaluate annually the Trust's total obligations under this Trust Agreement with respect to the Plans for these purposes. In this regard, the obligations of the Trust shall include the net present value (utilizing a discount rate equal to the then current dividend rate of the insurance company issuing policies under the Insurance Plan minus 100 basis points) of future insurance premiums payable for (but not beyond) the next ten years following the evaluation date for insurance policies then currently issued under the Insurance Plan and for which the Trustee is then holding Assignments. The Trustee, and its successor or successors, shall receive, hold, invest, administer, distribute, assert, exercise and enforce rights and interests in the assets of the Trust Fund in accordance with the provisions of this Trust as a fiduciary for the Participants and their Designees or Beneficiaries under the Plans. Except as herein otherwise provided, title to the assets of the Trust Fund shall at all times be vested in the Trustee, subject to the right of the Trustee to hold title in bearer form or in the name of a nominee, and the interest of others in the Trust Fund shall be only the right to have the Trust Fund receive,


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hold, invest, administer, distribute, assert, exercise and enforce rights and interests in the assets of the Trust Fund in accordance with the provisions of the Trust.

                 1.3 TRUSTEE TO INVEST. The Trustee shall invest the Trust Fund to the extent necessary in life insurance policies on the lives of Participants for the purpose of paying survivors' benefits under the Survivors' Agreements, and may fund the premiums for such policies and the payment of benefits in accordance with any of the Plans by borrowing from life insurance policies held in the Trust Fund. The Trustee shall invest the Trust Fund as provided in Section 3.2 to the extent necessary to pay premiums on insurance policies issued pursuant to the Insurance Plan, and may fund the premiums for such policies by borrowing from life insurance policies, or pursuant to rights under Assignments, held in the Trust Fund; provided, however, that any borrowing against insurance policies in which the Trustee maintains an interest pursuant to the Insurance Plan and any Assignment shall be limited to the extent of the Trustee's interest in said policies. All borrowings under this Section shall conform to such requirements of Section 264(c) or other applicable provision of the Code as may be necessary to make the interest paid or accrued on any such borrowing fully deductible by CBI. Subject to the foregoing limitations, the Trustee shall be granted discretion in and responsibility for investment, management and control of the assets in the Trust Fund. The Trustee may in its sole discretion reasonably exercised borrow from any such life insurance policy to pay premiums under any other life insurance policy or to pay benefits in accordance with any Plan whether or not the borrowing is applied to the benefit of the Participant who is the named insured under the life insurance policy from which the borrowing is made; provided, however, that the Trustee shall not borrow from any policy in an amount so that the death benefit payable upon the death of the insured shall be less than the survivors' benefit payable to the Beneficiaries of the insured under a Survivors' Agreement, if any, between CBI or Liquid and the insured, or less than the death benefit payable to a Beneficiary named under a life insurance policy issued pursuant to the Insurance Plan.

                 1.4 PLANS AND AGREEMENTS. A true and correct copy of the Restoration Plan, Insurance Plan, the Agreements, the CBI Pension Plan, the CBI 401(k) Pay Deferral Plan, and the CBI Salaried Employee Stock Ownership Plan
(1987), all as in effect on the date hereof, are attached hereto as, respectively, Exhibits I, II, III, IV, V and VI. CBI shall file with the Trustee promptly
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upon its adoption a true and correct copy of each amendment to the Restoration
Plan, Insurance Plan, an Underlying Plan, or an Agreement.

                          (a)     NEW AGREEMENTS.  CBI may from time to time
enter into new Agreements on similar or substantially identical terms with other employees of CBI and its subsidiaries and affiliates. In such event CBI may, but shall not be required to, deliver copies of such new Agreements to the Trustee together with such life insurance policies, Assignments or other assets to the Trust Fund in a value or amount as the Trustee in its sole discretion reasonably exercised determines is necessary or appropriate to enable the Trustee to carry out its obligations under the Trust Agreement with respect to such new Agreements. The Trustee shall then determine, in its sole discretion reasonably exercised, whether all life insurance policies, Assignments and other assets contained in the Trust Fund are adequate to make payment to the Beneficiaries of all Participants or Designees under all the Plans; and if so the Trustee shall accept the new Agreements by written notice to CBI and any new Agreement so delivered to and accepted by the Trustee shall be deemed incorporated in Exhibit II with the same effect as if originally included therein. Except as provided in Section 2.3, the Trustee shall have no liability, responsibility, or obligation respecting Agreements not so accepted by the Trustee.

                          (b)     VOID AGREEMENTS.  In the event an Agreement,
other than one entered into pursuant to the Insurance Plan, becomes void prior to a Change in Control (as defined in Section 5.3 below) by reason of the Participant having ceased to be an officer or ceased to be an employee of CBI or one of its subsidiaries or affiliates for any reason other than retirement or death, CBI shall so notify the Trustee, and the Trustee shall have no liability, responsibility or obligation under this Trust respecting such void Agreement.
In the event an Agreement becomes void upon or after a Change in Control (as defined in Section 5.3 below) by reason of the Participant having ceased to be an officer or ceased to be an employee of CBI or one of its subsidiaries or affiliates for any reason other than death, or in the event a Participant ceases to be eligible to participate in the Insurance Plan for any reason, CBI shall so notify the Participant in writing a copy of which shall be delivered to the Trustee; and shall upon request of the Trustee substantiate that assertion with objective evidence directly relevant to the provisions of the Insurance Plan or Agreement. If within sixty (60) days after the later of the date such notice is delivered to the Participant or such copy is delivered to the Trustee, or with respect to the Insurance Plan at any time thereafter, the

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Participant (or his personal representative) objects in writing to the Trustee to the assertion that such Agreement is void, the Trustee shall promptly make its best effort to verify the correctness of the assertion by consulting with CBI, the Participant, or such other persons as it chooses. If the Participant (or his personal representative) files no objection within the time provided herein, or if the Trustee finds that the Participant (or his personal representative) has not substantiated his objection, such Agreement shall become void for purposes of this Trust and the Trustee shall have no liability, responsibility or obligation under this Trust respecting such void agreement, except that in the case of an Insurance Agreement, the Trustee shall be obligated to make premium payments and pay death benefit guarantee amounts as provided under the Insurance Plan and Sections 1.2, 2.1 and 2.2.

                 1.5 GRANTOR TRUST. The Trust shall be deemed to be a grantor trust under Sections 671 eg seq. of the Code with the Trust Fund being deemed assets of CBI and subject at all times to the rights of its general creditors (which may include Participants, Designees and Beneficiaries) in the event of Insolvency (as defined in Section 2.3, below) but thereafter to the rights and claims of the Participants, Designees and Beneficiaries and the fiduciary obligations of the Trustee which are subordinated only to the rights of general creditors of CBI in the event of Insolvency (as defined in Section 2.3, below).

                  1.6 PARTICIPANTS' UNSECURED CONTRACTUAL RIGHTS. The Trust Fund shall be held separate and apart from other funds of CBI and shall be used exclusively for the uses and purposes of Participants and general creditors as herein set forth. Participants and their Designees and Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust Fund. Any rights created under the Plan(s) and this Trust Agreement shall be mere unsecured contractual rights of Participants and their Designees and Beneficiaries against CBI. Any assets held by the Trust will be subject to the claims of CBI's general creditors under federal and state law in the event of insolvency (as defined in Section 2.3 below). To the extent that any Participant, Designee or Beneficiary actually receives, or has distributed on their behalf a distribution from the Trust Fund, such distribution shall to the extent of the distribution be deemed in full satisfaction of the Participant's, Designee's or Beneficiary's contractual claim against CBI or Liquid under the Plan to which such distribution relates. To the extent the Trustee has made distributions or otherwise acted in accordance with a Plan or this Trust, the Trustee shall have no


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
further obligation with respect to that Participant, Designee or Beneficiary and except as provided in Section 2.3 shall not be a proper party to any court or other proceeding brought by or on behalf of a Participant, Designee or Beneficiary against CBI, Liquid, or any subsidiary or affiliate for enforcement of any rights under any Plan.


                 ARTICLE II:  DISTRIBUTIONS FROM THE TRUST FUND

                  2.1 DISTRIBUTIONS TO PARTICIPANTS AND BENEFICIARIES. Except as provided in Section 2.2, distributions to or for the benefit of Participants or Beneficiaries in accordance with a Plan shall be initiated either by (i) written direction to the Trustee from CBI certifying that such distribution is in accordance with the particular Plan to which such distribution relates, or (ii) by a written request to the Trustee from the Participant or Beneficiary or personal representative of either, with a copy to CBI, certifying to the date on which payments to the Participant (or Beneficiary) under a Plan or Underlying Plan are scheduled to begin (or be made), and the form, payee and amount of such benefits, and either (A) the amount of benefits under an Underlying Plan to which the Participant or Beneficiary would be entitled but for the provisions of such Underlying Plan, if applicable, implementing Section 415 of the Code; or (B) such information about the Participant as the Trustee may reasonably require to determine the amount of benefits under the Plan or Underlying Plan to which the Participant or Beneficiary would be entitled. The Trustee shall promptly confirm to CBI the date of its receipt of such direction or request (herein the "Distribution Date"). Unless within fifteen days from the Distribution Date (i) the Trustee notifies CBI in writing that it has reason to believe a distribution directed by CBI is not in accordance with the applicable Plan or (ii) CBI notifies the Trustee in writing that the Participant or Beneficiary is not entitled to a distribution and substantiates that assertion with objective evidence directly relevant to the provisions of the applicable Plan, the direction and certification of CBI or the request and certification of the Participant or Beneficiary or personal representative shall be deemed correct and the Trustee shall make or commence the requested distribution on behalf of CBI in accordance with the applicable Plan. If the Trustee or CBI objects to a distribution, the Trustee shall promptly make its best effort to verify the correctness of the certifications by consulting with CBI, the Participant, Beneficiary or personal representative, or such other persons as it chooses. If the Trustee finds that a distribution directed by CBI is in accordance with the applicable Plan, or finds that CBI has not substantiated its objections to a distribution requested


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
by a Participant, Beneficiary or personal representative, it shall within 30 days after the Distribution Date, make or commence distributions in accordance with the applicable Plan. If by 30 days after the Distribution Date, the Trustee still has reason to believe that a distribution directed by CBI is not in accordance with the applicable Plan, or has been unable to ascertain the correctness of CBI's objections to a distribution requested by a Participant, Beneficiary or personal representative, there shall be no distribution, the Trustee shall so notify the Participant, Beneficiary or personal representative and CBI, and CBI shall pay benefits, if any, in accordance with the applicable Plan, to the Participant or Beneficiary entitled thereto. If the Trustee finds the objections of CBI to be valid and supported by pertinent facts, there shall be no distribution.

                 2.2 DISTRIBUTION TO PAY PREMIUMS UNDER THE INSURANCE PLAN. Distributions to pay premiums on insurance policies issued pursuant to the Insurance Plan shall be made either (i) by written direction to the Trustee by CBI certifying that such distribution is in accordance with the Insurance Plan, or (ii) at the sole discretion of the Trustee, reasonably exercised, provided such distribution is in accordance with the terms of the Insurance Plan and this Trust.

                2.3 DISTRIBUTIONS TO OR FOR THE BENEFIT OF OTHER CREDITORS. At all times during the continuance of this Trust, as provided in Section 1.6 hereof, the Trust Fund shall be subject to claims of general creditors of CBI, but only as set forth in this Section 2.3. The Trustee shall cease payment of benefits to or in respect of Participants and their Designees and Beneficiaries if CBI is insolvent. CBI shall be considered "insolvent" for purposes of this Trust Agreement if (i) CBI is unable to pay its debts as they become due, or
(ii) CBI is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

                 The Board of Directors and the Chief Executive Officer of CBI shall have the duty to inform the Trustee in writing of CBI's insolvency. If a person claiming to be a creditor of CBI alleges in writing to the Trustee that CBI has become insolvent, the Trustee shall determine whether CBI is insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to or on behalf of Participants or their Designees or Beneficiaries.

                 Unless the Trustee has actual knowledge of CBI's insolvency, or has received notice from CBI or a person claiming to be a creditor alleging that CBI is insolvent, the Trustee shall have no


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
duty to inquire whether CBI is insolvent. The Trustee may in all events rely on such evidence concerning CBI's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning CBI's solvency.

                If at any time the Trustee has determined that CBI is insolvent, the Trustee shall discontinue payments to or for the benefit of Participants or their Designees or Beneficiaries and shall hold the assets of the Trust for the benefit of CBI's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Participants or their Designees and Beneficiaries to pursue their rights as general creditors of CBI with respect to benefits due under the Plan(s) or otherwise.

                 The Trustee shall resume the payment of benefits to or for the benefit of Participants and their Designees and Beneficiaries in accordance with Sections 2.1 and 2.2 of this Trust Agreement only after Trustee has determined that CBI is not insolvent (or is no longer insolvent).

                 Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to this Section
2.3 and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to or for the benefit of Participants and their Designees and Beneficiaries under the terms of the Plan(s) for the period of such discontinuance, less the aggregate amount of any payments made to or for the benefit of Participants and their Designees and Beneficiaries by CBI in lieu of the payments provided for hereunder during any such period of discontinuance.

                2.4 DISTRIBUTIONS IN REVERSION TO CBI. In the event an Agreement becomes void as provided in Section 1.4(b), or in the event CBI requests in writing the Trustee to determine and revert to CBI excess assets from the Trust Fund, the Trustee shall determine in its sole discretion reasonably exercised whether the life insurance policies, Assignments and other assets remaining in the Trust Fund, after such reserve for future premium payments as the Trustee in its sole discretion reasonably exercised shall deem necessary or appropriate, are more than adequate to insure payment to all Participants and Beneficiaries as determined under Section 1.2 above and to satisfy the obligations of the Trust under the Insurance Plan as provided in
Section 1.2; and if so the Trustee (after converting to cash so much of any insurance policies as the Trustee in its sole discretion reasonably exercised deems appropriate) shall distribute such excess assets in reversion


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to CBI. In the event assets remain in the Trust Fund after all payments to
Participants and Beneficiaries have been completed in accordance with the Restoration Plan and all Agreements, and all obligations of the Trust under the Insurance Plan are satisfied, the Trustee shall distribute such remaining assets in reversion to CBI.

                2.5 DISTRIBUTION TO PAY TAXES. All taxes, including but not limited to income taxes, upon or in respect of the income or assets of the Trust Fund, or upon or in respect of distributions from the Trust Fund required by any federal or state revenue law to be withheld at the source, shall be reported and paid by CBI from assets other than the Trust Fund. To the extent not so paid by CBI, or to the extent the Trustee in its sole discretion reasonably exercised determines that it is necessary to protect the Trustee from any liability under any federal or state revenue law for failure to report and withhold taxes at the source, the Trustee may report and pay such taxes from the Trust Fund, provided, however, that CBI shall indemnify the Trustee and the Trust Fund and hold them harmless from and against any such taxes.

ARTICLE III:  ADMINISTRATION OF AND ACCOUNTING FOR TRUST FUND


                 3.1 MANAGEMENT AND CONTROL OF TRUST FUND. Subject to the provisions of this Trust Agreement, the Trustee shall have exclusive authority, discretion and responsibility to manage, control, assert, exercise and enforce rights or interests in the assets of the Trust Fund, in accordance with such instructions and directions consistent with this Trust Agreement as are communicated to the Trustee by CBI. All rights associated with assets of the Trust shall, to the extent of the ownership interest of the Trustee, be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Participants or their Designees and Beneficiaries; provided, however, that a Participant or his Designee or Beneficiary may exercise all rights of ownership respecting his or its interest in an insurance policy under the Insurance Plan, the ownership of which may be divided between the Trustee and the Participant or their Designee and Beneficiary during such time as the Trustee holds an Assignment on said insurance policy.

                 3.2 INVESTMENT OF FUNDS. During the term of this Trust, an income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested. The Trustee may invest any portion of the Trust Fund not invested in life insurance policies in United States Government


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
obligations, corporate or governmental bonds or other debt obligations of investment quality, annuity contracts, savings accounts, other bank accounts or deposits (including such an account or deposit in its own banking or trust department, any common trust fund, group trust, pooled fund or other commingled investment fund maintained by the Trustee for trust investment purposes or with a fiduciary or party in interest, other than such a Trust or fund maintained for tax-qualified plans or trusts) which bear a reasonable rate of interest, and in cash or accounts or deposits which do not bear interest for only such limited time as is necessary pending investment, reinvestment or payment of distributions. In no event may the Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by CBI, other than a de minimis amount held in common investment vehicles in which the Trustee invests.

                 3.3 TRUSTEE'S ADMINISTRATIVE POWERS. Except as otherwise provided in the Trust Agreement, the Trustee shall exercise the following powers, rights and duties in addition to those provided elsewhere in the Trust Agreement or by law:

                          (a)     to retain any asset of the Trust Fund,
including any dividends or other property received with respect to insurance policies or other property held in the Trust;

                          (b)     to borrow from any lender (including, to the
extent permitted under federal or state law, CBI, any shareholder of CBI or the lending department of the Trustee), to acquire or maintain life insurance policies on the lives of Participants or to distribute benefits in accordance with the Plans; provided that the Trustee shall not make any borrowing (other than under a life insurance policy) from a lender other than CBI, if CBI is willing to make such loan; and further provided, however, that before a Change in Control (as defined in Section 5.3), CBI and the Trustee must jointly agree to the terms and conditions of any borrowing (other than under a life insurance policy) or any agreement with any lender (other than a life insurance company making loans pursuant to such life insurance policy).

                          (c)     to employ such accountants, actuaries,
attorneys and agents, whether independent or not, as may be reasonably necessary in collecting, managing, administering, investing, distributing and protecting the Trust Fund or the assets thereof or any borrowings of the Trustee


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

made in accordance with paragraph (b) above or computing the obligations herein or excess assets, if any, of the Trust Fund;

                          (d)     to settle, submit to arbitration, compromise,
contest, prosecute or abandon claims and demands in favor of or against the Trust Fund;

                          (e)     to vote any securities either in person or by
proxy for any purpose, to consent to, to dissent from and to oppose or take any action in connection with, and receive and retain any securities resulting from any reorganization, consolidation, merger, readjustment of the financial structure, sale, lease or other disposition of the assets of any corporation or other organization, the securities of which may be an asset of the Trust Fund;

                          (f)     to cause any asset of the Trust Fund to be
issued, held or registered in its individual name or in the name of its nominee, or in such form that title will pass by delivery, provided that the records of the Trustee shall indicate the true ownership of such assets;

                          (g)     Pursuant to the Insurance Plan, to execute
and hold the Assignments, and to exercise, assert and enforce the rights and interests of the Assignee thereunder, and to pay premiums for insurance policies issued under the Insurance Plan as set forth in the Insurance Plan, an Agreement or this Trust;

                          (h)     to exercise any of the powers and rights of
an individual owner with respect to any asset of the Trust Fund and to perform any and all other acts in its judgment necessary or appropriate for the proper administration of the Trust Fund, even though such powers, rights and acts are not specifically enumerated in the Trust.

                 Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or by applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedural and Administrative Regulations promulgated pursuant to the Code.


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
                 3.4 TRUSTEE'S RELIANCE UPON COUNSEL, ACCOUNTANTS, INSURANCE CONSULTANTS OR ACTUARIES. The Trustee may consult with counsel, accountants, insurance consultants or actuaries (who may be counsel, accountants, insurance consultants or actuaries for CBI) with respect to any of its duties or obligations hereunder and the opinion of such counsel with respect to legal matters, of such accountants with respect to accounting matters, and of such actuaries or insurance consultants with respect to computing Trust obligations, shall be full and complete authorization with respect to any action taken by the Trustee in good faith and in accordance therewith.

                 3.5 INDEMNIFICATION OF TRUSTEE. (a) CBI agrees, to the extent permitted by applicable law to indemnify the Trustee and hold the Trustee harmless from and against any loss or expense incurred (including legal expenses) or any claim or liability that may be asserted against the Trustee by reason of its taking or refraining from taking, in either case based upon the Trustee's reasonable and good faith interpretation of the Trust Agreement, any action under this Trust Agreement (including, without limiting the generality of the foregoing, any claim brought against the Trustee by CBI), provided that in no event shall CBI's obligation to indemnify the Trustee and hold the Trustee harmless as provided herein apply in the event of the Trustee's negligence, bad faith or willful misconduct.

                 (b) The Trustee shall be entitled to rely upon a certification of an authorized representative of CBI with respect to any instruction, direction or approval of CBI until a subsequent certification is filed with the Trustee. Notwithstanding any other provision to the contrary under this Trust Agreement, CBI agrees to fully indemnify the Trustee and hold the Trustee harmless from and against any loss or expense incurred (including legal expenses) or any claim or liability that may be asserted against the Trustee by reason of the Trustee taking or refraining from taking any action in compliance with or pursuant to CBI's instruction, direction or approval under this Trust Agreement.

                 (c) The Trustee shall be entitled to rely upon any instrument, certificate or paper which the Trustee reasonably and in good faith believes to be genuine and to be signed or presented by the proper person or persons, and the Trustee shall not be under any duty to make any investigation or inquiry as to any statement contained in any such writing but may accept the same as conclusive evidence of the accuracy of the statements therein contained.

                 (c) The Trustee shall not be liable for the proper application of any part of the Trust Fund if distributions are made in accordance with the terms of this Trust Agreement and information furnished to the Trustee by CBI.

                 3.6 RECORDS AND ACCOUNTS OF TRUSTEE. The Trustee shall maintain accurate and detailed records and accounts of all transactions of the Trust, which shall be available at all reasonable times for inspection or audit by any person designated by CBI and which shall be retained as required by applicable law.

                 3.7 FISCAL YEAR. The fiscal year of the Trust shall be the twelve-month period beginning on January 1 and ending on December 31.

                 3.8 REPORT OF TRUSTEE. The Trustee shall prepare and present to CBI, a report for the period ending on the last day of each fiscal year, and for such shorter periods as CBI may request, listing all policies, securities and other property acquired and disposed of and all receipts, disbursements, distributions and other transactions effected by it since the date of its last account, and further listing all cash, securities, and other property held by it, together with the fair market value thereof, as of the end of such period. In addition to the foregoing, the report shall contain such additional information regarding the Trust Fund's assets and transactions as CBI may request and as may be necessary to enable CBI to comply with the provisions of any Plan and applicable law. The Trustee shall forward promptly to CBI copies of premium notices, statements, and other reports received by the Trustee from any insurance company or agent thereof respecting any life insurance policies held in the Trust Fund, or under which the Trustee holds an Assignment.

                 3.9 FINAL REPORT. In the event of the resignation or removal of the Trustee hereunder, CBI may request and the Trustee shall then submit, for the period ending on the effective date of such resignation or removal, a report similar in form and purpose to that described in Section 3.8 above.

                 3.10 APPROVAL OR REPORTS. CBI may approve a report submitted by the Trustee pursuant to Section 3.8 or Section 3.9 by written notice of approval delivered to the Trustee or by failure to express objection to such report in writing delivered to the Trustee within six months from the date upon which the report was delivered to CBI. Upon the receipt of a written approval of a report, or upon the passage of the period of time within which objection may be filed without written objections having been delivered to the Trustee, such report shall be deemed to be approved, and the Trustee shall be released and discharged as to all items, matters and things set forth in such report, as fully as if such report had been settled and allowed by decree of a court of competent jurisdiction in an action or proceeding in which the Trustee, CBI and all persons having or claiming to have any interest in the Trust Fund or under any Plan or any Agreement were parties. If the Trustee and CBI cannot agree with respect to any act or transaction contained in any report, the Trustee shall have the right to have its accounts settled by judicial proceedings, in which event only the Trustee and CBI shall be necessary parties.

                 3.11 COMPENSATION AND EXPENSES. The Trustee shall be entitled to reasonable compensation for its services as may be agreed upon from time to time by the Trustee and CBI. Unless otherwise paid by CBI, the Trustee is authorized to reimburse itself from the Trust Fund for its reasonable compensation, expenses, taxes and charges (including fees and expenses of its accountants, attorneys, insurance consultants, actuaries and agents) incurred in connection with the administration, management, investment, protection, distribution and exercise of rights with respect to assets in the Trust Fund. In determining whether any excess assets currently exist in the Trust Fund, under Section 2.4, above, the Trustee may take into account recurring and reasonably anticipated expenses for such administration.

                 3.12 COOPERATION IN ADMINISTRATION. CBI shall provide to the Trustee upon request from the Trustee from time to time such information on a Participant's date of hire, age, years of service, compensation, death, elections, Designee, Beneficiary, and the form, payee, amount and commencement date of benefits under any Plan or Underlying Plan, as the Trustee may reasonably request to fulfill its obligations under this Trust Agreement.


                          ARTICLE IV:  SUCCESSION OF TRUSTEE

                 4.1 RESIGNATION OF TRUSTEE. The Trustee or any successor thereto may resign as Trustee hereunder at any time upon delivering a written notice of such resignation, to take effect thirty (30) days after the delivery thereof to CBI (unless CBI shall accept shorter notice).

                 4.2 REMOVAL OF TRUSTEE. The Trustee or any successor thereto may be removed for good and sufficient cause by delivering to the Trustee so removed an instrument executed in the name of CBI by both (i) the Chairman of CBI, and (ii) any Executive Vice President or Senior Vice President of CBI. Such removal shall take effect at the date specified in such instrument, which shall not be less than thirty (30) days after delivery of the instrument (unless a successor Trustee shall have been earlier appointed by CBI).

                 4.3  APPOINTMENT OF SUCCESSOR TRUSTEE.  Whenever the
Trustee or successor Trustee shall resign or be removed or a vacancy in the position shall otherwise occur, CBI shall appoint a successor Trustee which shall be a bank or trust company authorized to exercise trust powers in Illinois and which is unaffiliated with CBI or any successor thereto, which may qualify by delivering its acceptance in writing to CBI. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

                 4.4 SUCCESSION TO TRUST FUND ASSETS. The title to all property held hereunder shall vest in any successor Trustee acting pursuant to the provisions hereof without the execution or filing of further instrument, but a resigning or removed Trustee shall execute all instruments and do all acts necessary to vest title in the successor Trustee. Each successor Trustee shall have, exercise and enjoy all of the powers, both discretionary and ministerial, herein conferred upon its predecessors. A successor Trustee shall not be obligated to examine or review the accounts, records, and acts of or property delivered by any previous Trustee and shall not be responsible for any action or any failure to act on the part of any previous Trustee.

                 4.5 CONTINUATION OF TRUST. In no event shall the legal disability, resignation or removal of a Trustee terminate the Trust, but CBI shall have the duty of forthwith appointing a successor Trustee to carry out the terms of the Trust.

                 4.6 CHANGES IN ORGANIZATION OF TRUSTEE. In the event that any corporate Trustee hereunder shall be converted into, shall merge or consolidate with, or shall sell or transfer substantially all of its assets and business to another corporation, the corporation resulting from such conversion, merger or consolidation or the corporation to which such sale or transfer shall be made shall thereupon become and be the Trustee under the Trust with the same effect as though originally so named.

                 4.7  CONTINUANCE OF TRUSTEE'S POWERS IN EVENT OF
TERMINATION OF THE TRUST. In the event of the termination of the Trust, as provided herein, the Trustee shall dispose of the Trust Fund as directed by CBI in accordance with the provisions hereof and of the Plans. Until the final distribution of the Trust Fund, the Trustee shall continue to have all powers provided hereunder as necessary or expedient for the orderly liquidation and distribution of the Trust Fund. Except as provided in Sections 2.3, 2.4 and 2.5, no part of the Trust Fund shall be used for or diverted to purposes other than the payment of expenses properly chargeable to the Trust Fund and payments of benefits or premiums to or on behalf of Participants, Designees and Beneficiaries.


            ARTICLE V:  AMENDMENT, TERMINATION AND MISCELLANEOUS

                 5.1 AMENDMENT OF TRUST. CBI may amend this Trust by delivery to the Trustee of a written notice executed by CBI of the text and effective date of such amendment if but only if either (i) such notice is accompanied by the specific written consent to the proposed amendment by Participants and Beneficiaries whose actuarial interests under all of the Plans except the Insurance Plan represent at least 51% of the total of all actuarial interests under Plans computed as of the effective date of such amendment and, in the case of the Insurance Plan, specific written consent of the Executives then participating in the Insurance Plan and against whose insurance policies the Trustee holds Assignments whose scheduled death benefit amounts (as defined in the Insurance Plan) in the aggregate represent at least 51% of the total amount of scheduled death benefit amounts as of the effective date of such amendment; or (ii) such notice is accompanied by the opinion of counsel satisfactory to the Trustee that the amendment is necessary for the purpose of conforming the Trust to any present or future federal or state law (including revenue laws) relating to trusts of this or similar nature, as such laws may be amended from time to time, and a copy of such notice and opinion of counsel is delivered to each Participant or Designee; provided, however, that no amendment shall enlarge the duties or responsibilities of the Trustee without its written consent.

                 5.2 REVOCATION OF TRUST. Subject to the rights of creditors of CBI in the event of Insolvency, this Trust shall be irrevocable.

                 5.3 AMENDMENT OF TRUST PRIOR TO CHANGE IN CONTROL. Notwithstanding Section 5.1, CBI may amend (but not revoke) this Trust Agreement prior to a Change in Control (as defined below) with respect to Participants, Designees, Beneficiaries and the Trustee without limitation and in any manner and effective as of any date, including a retroactive effective date, by delivery to the Trustee of a written notice executed by CBI of the substance and effective date of such amendment, accompanied by the written certification of the Secretary of CBI that no Change in Control has occurred; provided that no amendment may have the effect of revoking the Trust by returning to CBI or diverting to others any of the Trust Fund before all payment of benefits and premiums have been made to or for the benefit of Participants and their Designees and Beneficiaries pursuant to the terms of the Plan(s), except as provided in Section 13; and, provided further, that no amendment shall enlarge the duties or responsibilities of the Trustee without its written consent. For purposes of this Section 5.3, the term "Change in Control" shall mean the occurrence at any time of any of the following events:

                 (a) An Acquiring Person (as defined below) has become such; or

                 (b) Continuing Directors (as defined below) cease to comprise a majority of the board of directors of CBI.

For purposes of this Section 5.3, the terms "Acquiring Person" and "Continuing Directors" shall have the respective meanings ascribed to such terms in that certain Amendment and Restatement of Rights Agreement dated as of March 4, 1986, between CBI and First Chicago Trust Company of New York, as Rights Agent, the relevant portions of which for convenience of reference are reproduced as
Exhibit VII to this Trust Agreement. If a Change in Control occurs, CBI shall within five (5) days notify the Trustee in writing of that fact and the date thereof, and CBI shall upon the written request of the Trustee and may at any other time in its discretion notify the Trustee in writing whether a Change in Control is expected to occur; provided, however, that the Trustee shall have sole discretion to determine for purposes of this Trust Agreement whether a Change in

Control has actually occurred, and such determination shall be conclusive and binding on all parties hereto.

                 5.4  AMENDMENT BY TRUSTEE IN EVENT CBI CEASES TO EXIST.
In the event CBI shall cease to exist and its obligation to cooperate in the administration of the Trust is not assumed by any other person or corporation, the Trustee shall have the power to make by amendment such changes in, additions to, and substitutions for the provisions of the Trust, to take effect retroactively or otherwise, as may be necessary or advisable for the purpose of conforming the Trust to any present or future Federal or State law relating to trusts of this or similar nature, as amended from time to time.

                 5.5 TERMINATION OF TRUST. The Trust shall terminate at such time as all of the assets held for the benefit of Participants, Designees and their Beneficiaries have been disbursed to Participants or their Beneficiaries pursuant to Section 2.1, distributed to pay premiums under the Insurance Plan pursuant to Section 2.2, distributed to or for the payment of taxes pursuant to Section 2.5 or for the benefit of general creditors of CBI pursuant to Section 2.3, or distributed in reversion to CBI pursuant to
Section 2.4.

                 5.6 NONALIENABILITY. No Participant, Designee or Beneficiary shall have any right to sell, assign, pledge, hypothecate, anticipate or in any way create a lien on any part of the Trust Fund. To the maximum extent permitted by law, no interest in the Trust shall be assignable in or by operation of law, or be liable in any way for the debts for defaults of a Participant, Designee, Beneficiary, spouse or heirs at law whether to CBI or to others.

                 5.7 COLLECTION. In the event CBI fails to pay over to the Trustee within 10 days of notice and demand from the Trustee any amount determined by the Trustee under Section 1.2 or Section 1.4(a) (relating to deposit of additional insurance policies or other assets to the Trust Fund),
Section 2.1 (relating to distributions to Participants and Beneficiaries),
Section 2.2 (relating to premiums under the Insurance Plan), or Section 2.5 (relating to taxes), the Trustee may bring an action against CBI in any court of competent jurisdiction and shall be entitled to recover from CBI such amount plus interest at five percentage points in excess of the Trustee's prime lending rate as publicly announced from time to time plus all costs of collection including reasonable attorneys fees and costs of litigation. During any period in which the Trustee determines it does not or will not have sufficient assets to carry out its obligations herein, pending any action against CBI as provided in this Section 5.7, the Trustee shall first pay any survivors' benefits due to Beneficiaries pursuant to the Survivors' Agreements and to any guarantee of death benefits under the Insurance Plan, next any other benefits due under the Restoration Plan or any Agreement on a pro rata basis to Beneficiaries also receiving benefits under Survivors' Agreements, next any other benefits due under the Restoration Plan, Service Agreements or Retirement Agreements on a pro rata basis, and last to pay premiums for insurance policies issued pursuant to the Insurance Plan. Upon any recovery from CBI pursuant to such action, proceeds shall first be used by the Trustee to pay previously due and unpaid benefits and premiums, in the order described above.

                 5.8 ARBITRATION OF DISPUTES. Except as otherwise provided in Section 5.7, in the event of any dispute between or among a Participant, a Designee, a Beneficiary, personal representative, CBI or the Trustee, such dispute shall be resolved by arbitration in the City of Chicago in accordance with the rules governing commercial arbitration established by the American Arbitration Association and a judgment upon the award may be entered in any court having jurisdiction thereof; provided, however, that a claim by any Participant, Designee, Beneficiary or personal representative against CBI shall be subject to arbitration only with the consent of such Participant, Designee, Beneficiary, or personal representative.

                 5.9 CONSTRUCTION OF UNDERLYING PLANS. The entitlement of a Participant or their Designee or Beneficiary to benefits under a Plan (or Underlying Plan) shall be determined in accordance with such Plan (or Underlying Plan). Notwithstanding anything in this Trust Agreement to the contrary, the determination by the plan administrator of a Plan or Underlying Plan as to the benefits provided by such Plan shall except as otherwise redetermined pursuant to the claims procedure of such Plan or as otherwise provided in Section 2.1, be conclusive and binding on the Trustees, CBI, Participants, Designees and their Beneficiaries and all other persons for all purposes of this Agreement.

                 5.10 CERTIFICATION OF PARTICIPANT DATA TO TRUSTEE. CBI shall, as promptly as practicable after the date hereof, certify to the Trustee such age, salary and other data concerning each Participant as the Trustee may reasonably request. The Trustee may rely and act upon such data.

                 5.11 CONTROLLING LAW. The laws of the State of Illinois shall be controlling state laws in all matters relating to the Trust.

                 5.12 NOTICE. Any notice to the Trustee or to CBI required or permitted under this Trust shall be duly and properly given and delivered if sent by certified United States mail, return receipt requested, to the Trustee at:

                 Gary-Wheaton Bank, N.A.
                 120 East Wesley
                 Wheaton, Illinois 60187
                 Attention:  Janice Lorenz, Trust Department

and to CBI at

                 CBI Industries, Inc.
                 800 Jorie Boulevard
                 Oak Brook, Illinois 60522-7001
                 Attention:  Vice-President of Administration


or to such other address as the Trustee or CBI may specify by written notice to the other.

                 5.13 CORPORATE ACTION. Except as otherwise expressly provided in this Trust Agreement, any action or direction CBI is required or permitted to take or give under this Trust Agreement shall be duly and properly taken or given if done in writing over the signature of any of the following CBI officers: President and Chairman of the Board, Executive Vice President-Finance, Senior Vice President and General Counsel or Vice President and Treasurer (as their incumbency is certified to the Trustee from time to time by the Secretary of CBI) or such other officer of CBI as may be authorized by specific resolution of the board of directors of CBI to take actions with respect to this Trust Agreement. CBI shall be bound thereby and the Trustee and all other persons shall be protected in relying thereon.

                 5.14 GRANTORS AND AGENCY. In the event Liquid or other affiliates of CBI have contributed assets to the Trust Fund relating to Plans covering Participants employed by them, references in this Agreement to CBI shall be read as references to Liquid or such other affiliate as appropriate, but Liquid and each such other affiliate shall be deemed to have appointed CBI as its agent for purposes of this Trust Agreement to the end that the Trustee may deal with CBI as if CBI were the only settlor and grantor under the Trust. The Trustee shall nevertheless maintain accounts showing the respective assets attributable to CBI and each affiliate for the purpose of applying Section 2.3 separately to CBI and each such affiliate and enabling CBI and each such affiliate to comply with requirements of Section 671 et seq. of the Code as applicable to it.

                 5.15 COUNTERPARTS. The Trust may be executed in any number of counterparts, each of which shall be considered an original.


                 IN WITNESS WHEREOF, the CBI and the Trustee have caused this Trust Agreement to be signed and their corporate seal affixed hereto by authorized officers, all as of the day and year first above written, the Trustee hereby evidencing its acceptance of the Trust including its agreement to perform the duties given to or required of it by the Trust.

ATTEST:                                         CBI INDUSTRIES, INC.


 /s/ Charlotte C. Toerber                       By: /s/ G.L. Scheuppert
 -----------------------------------                 ---------------------------

ATTEST:                                         GARY-WHEATON BANK, N.A. as


 /s/ Thomas S. Palmer                           By: /s/ Gary-Wheaton Bank, N.A.
 -----------------------------------                 ---------------------------

                            SECRETARY'S CERTIFICATE


                 I, C.C. Toerber, do hereby certify that I am the Secretary of CBI Industries, Inc., a Delaware corporation (hereinafter the "Corporation"), and that as such officer I am duly authorized to make this Certificate on behalf of the Corporation.

                 I further certify: (1) that the Board of Corporation unanimously adopted the following resolutions at their meeting January 11, 1995 (hereinafter "January 11th Consent"), (2) that the January 11th Consent was adopted in accordance with the By-Laws of the Corporation; and (3) that the following is a true and complete extract of the January 11th Consent as adopted by the Board of Directors of the Corporation:

                 FURTHER RESOLVED, that Section 5.3 of the CBI Industries, Inc. Supplemental Survivors' Benefit, Executive Life Insurance and Benefit Restoration Trust is hereby amended to read as follows:

                          5.3 AMENDMENT OF TRUST PRIOR TO CHANGE IN CONTROL. Notwithstanding Section 5.1, CBI may amend (but not revoke) this Trust Agreement prior to a Change in Control (as defined below) with respect to Participants, Designees, Beneficiaries and the Trustee without limitation and in any manner and effective as of any date, including a retroactive effective date, by delivery to the Trustee of a written notice executed by CBI of the substance and effective date of such amendment, accompanied by the written certification of the Secretary of CBI that no Change in Control has occurred; provided that no amendment may have the effect of revoking the Trust by returning to CBI or diverting to others any of the Trust Fund before all payment of benefits and premiums have been made to or for the benefit of Participants and their Designees and Beneficiaries pursuant to the terms of the Plan(s), except as provided in Section 1.3; and, provided further, that no amendment shall enlarge the duties or responsibilities of the Trustee without its written consent. For purposes of this
                 Section 5.3, the term "Change in Control" shall mean the occurrence at any time of any of the following events:

                 (a) An "Acquiring Person" (as defined below) has become such;

                          or

                 (b) "Continuing Directors" (as defined below) cease to comprise a majority of the Board of Directors of CBI.

                 For purposes of this Section 5.3, the terms "Acquiring Person" and "Continuing Directors" shall have the respective meaning as ascribed to such terms in that certain Amendment and Restatement dated as of

                 August 8, 1989, of Rights Agreement dated as of March 4, 1986, between CBI and First Chicago Trust Company of New York, as Rights Agent, as has been or may be amended from to time. If a Change in Control occurs, CBI shall within five (5) days notify the Trustee in writing of that fact and the date thereof, and CBI shall upon the written request of the Trustee and may at any other time in its discretion notify the Trustee in writing whether a Change in Control is expected to occur; provided, however, that the Trustee shall have sole discretion to determine for purposes of this Trust Agreement whether a Change in Control has actually occurred, and such determination shall be conclusive and binding on all parties hereto.

                 I certify that, as of January 11, 1995, no "Change in Control" of the Corporation has occurred, as that term is defined in Section 5.3 (either before or after the amendment made by the January 11th Consent) of that certain Trust Agreement entered into as of the 8th day of February, 1988, by and between CBI Industries, Inc. and the Gary-Wheaton Bank, an Illinois banking corporation, known as the "CBI Industries, Inc. Supplemental Survivors' Benefit and Benefit Restoration Trust".

                 I further certify that the foregoing resolutions continue to be in full force and effect and have not been modified or otherwise superseded by further action of the Board of Directors or the shareholders of the Corporation.


                 IN WITNESS WHEREOF, I have set my hand on behalf of CBI Industries, Inc. this 23rd day of January, 1995.


                                            /s/ CCT
                                            ------------------------------------
                                                C.C. Toerber, Secretary